NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 7, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 5, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Structured Asset Trust Unit Repackagings (SATURNS), Altria Group Inc. Debenture Backed 2003-9 Trust, announced on March 4, 2008 that a 'Trust Wind Up Event' has occurred under the terms of the Trust Agreement governing the Trust. The Trust will deliver all underlying securities owned by the Trust to the underlying security issuer for redemption in connection with the tender offer by the underlying security issuer dated January 31, 2008 (the 'Tender Offer') and the Trust will terminate. In connection with the Tender Offer, on February 7, 2008, the call options holder for the SATURNS 2003-9 Trust (the 'Trust') notified the Trust of its intent to exercise its call options representing its right to call all of the underlying securities owned by the Trust. On February 29, 2008 the underlying security issuer announced that it would redeem all underlying securities tendered and not withdrawn in connection with the Tender Offer. Upon settlement of the call options on or about March 5, 2008, (i) for each Class A Unit (DKT) holders will receive the par value of $25.00 plus accrued interest outstanding plus $1.50 and (ii) for each Class B Unit holders will receive accrued interest outstanding and the present value of all future interest payments on that unit that would have been payable had there been no call, redemption or other early termination. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 5, 2008.